Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-1911598 on Form S-8 of our report dated March 11, 2016, relating to the financial statements of Ciner Resources LP and its subsidiary, appearing in the Annual Report on Form 10-K of Ciner Resources LP for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP
Atlanta, Georgia
March 11, 2016